Exhibit (a)(5)(cxxxviii)

1

Update on M&A /PeopleSoft Transaction Safra Catz

stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on February 12, 2004 and as subsequently Stockholders should read the amended and Stockholders can obtain MacKenzie Partners, the Information Agent for Disclaimer The solicitation and the offer to buy PeopleSoft’s common amended. restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. the amended and restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from the offer, or from Oracle Corporation.

• standards markets flow existing months cash

• Strategy in and

• plan 12-18 segments expertise in compelling margins entry strategic opportunities market operations flows Oracle customer segment 5-year cash meet talent up-sell types extension/enhancement vertical from to Acquisition market requirements Advances Discounted Potential and technologies Incremental Platform New Industry Accretive Management Cross New

• Acquisition – – – – Minimum – – – Benefits – – –

• Oracle y y y

Recap of PSFT Strategic Rationale

- Accretive from operations excluding amortization
- Low risk acquisition based on stated integration strategy
- Access to PeopleSoft customer base and its annuity revenue stream from maintenance
  - Critical goal to maintain and satisfy customers
  - Opportunity to sell add-on products and services
- Increase R&D investments to improve Oracle products
  - Spread added fixed costs over larger customer base
  - Facilitate higher levels of innovation and increase competitiveness in applications and technology

ORACLE

Recap of PSFT Strategic Rationale

- Combination makes us more competitive against Microsoft, IBM, SAP, others in broader technology stack



Microsoft
ORACLE
IBM
open source
Service
Applications
Desktop
Tools
APS
Database
Operating
Partners
Broad based
MS Office
Visual Studio .NET
.NET
MS SQL Server
Windows
Oracle and Partners
Broad based
Star Office
Oracle Tools / J2EE
Oracle
Oracle
Linux
IBM Global Services & Partners
Broad based
Star Office
Rational / WebSphere
WebSphere
DB2
Linux
Partners
Broad based
GNOME Office Star Office
J2EE / JBoss
OpenforBusiness
MySQL
Linux

Source: Rendering based on Microsoft's internal Project Green update presentation dated July 30, 2003.

ORACLE

Current Status of Antitrust Issues

- United States
  - Suit filed against Oracle on February 26
  - Judge Vaughn Walker set trial dates on March 10
  - US vs. Oracle trial ran from June 7 to July 1
  - Closing arguments are scheduled for July 20
  - Anticipate a decision from Judge Walker in 2 to 6 weeks after closing arguments
- Europe
  - In parallel, Oracle is providing European Commission with further data for analysis as requested
  - Expect a decision within ~5 weeks of clock being restarted

ORACLE

PeopleSoft Customer Benefits

- Extended support for P7 and P8; 10-year public commitment; includes support and enhancements
- Free module-for-module upgrades and database licenses
- Larger apps development budget; less risk to IT investments
- Development of future version that combines the best features and functions
- One stop global support for apps, database and other technologies from a stronger vendor

ORACLE

PeopleSoft Shareholder Benefits

- Cash in hand; no exit risk
- The $21.00 offer price is 22% above the current stock trading price
- Avoid ongoing operating uncertainty of PSFT-JDEC 4-product-line merger across two states
- Avoid ongoing sales execution risk resulting from pipeline drainage and lack of cross-sell opportunities with JDEC

ORACLE

7/2/04 6/2/04 5/2/04 4/2/04 3/2/04 $17.18 (Offer Premium: 22.2%) 2/2/04 $15.11 (Offer Premium: 39.0%) 1/2/04 $17.83 (Offer Premium: 17.8%) 12/2/03 11/2/03 $21.00 10/2/03

Trailing 60-Day Average: Close on Last Trading Day (July 12): Close Before Oracle Initial Offer: 9/2/03

Oracle Offer: 8/2/03

7/2/03 6/2/03 Current Offer Represents A Generous Premium Daily Closing Prices from June 2, 2003 to July 12, 2004 $24 $23 $22 $21 $20 $19 $18 $17 $16 $15 $14

(1)

30.4x Oracle Offer

(1)

24.9x Current

25.6x 12/31/2003 26.9x 1 Year Average 28.7x 2 Year Average

Falling P/E’s driven by underperformance relative to peers and aggressive, back-end-loaded revenue and earnings targets 35.0x 30.0x 25.0x 20.0x Average forward multiples represent average of daily 1 year forward calendar year multiples using I/B/E/S consensus estimates. Closing price of $17.18 on July 12, 2004. Assumes CY 2004 EPS of $0.69, the current I/B/E/S consensus estimate.

Multiple P/E Forward Note:

Current Offer is Very Compelling on A Pro Forma P/E Basis y (1)

Pre-announcement stated approx. -11% to -24%) Results in y-over-y pro forma license revenue decline of -17% to -19% quarter (e.g., fiscal quarter ending 2Q’04 license revenue guidance was originally $150-170 million license revenue expected in range of $129-133 million (miss of

y y y fiscal quarters are equivalent to the closest previous calendar ‘ preannouncement on July 7, 2004 (total of 17 analysts). s

‘

(10.1%) 2004E (2) PSFT

(1) PSFT guidance: +11% to +14% $566mm Pro forma calculations assume J.D. Edwards J.D. Edwards did not file a 10-Q for Q3 FY 2003, pro forma calculations assume estimates per Prudential Research dated May 28, 2003.

(17.1%) 2003 $630mm (13.5%) 2002 $760mm

Pro Forma YoY License Revenue Growth (3.9%) 2001 $879mm License revenue pro forma for the acquisition of J.D. Edwards. January 31 is equivalent to calendar quarter ending December 31). Based on average CY 2004 license revenue estimates from financial analysts reporting after

PeopleSoft License Revenue Continues to Decline 0% (5%)

(10%) (15%) (20%) (25%) Pro Forma License Rev (1) (2)

Attributable to Internal Execution Problems According to Research

"We believe the **anticipated cross selling opportunities from the J.D. Edwards acquisition have not progressed** at the level we originally planned in our initial estimates."

- Patrick Mason, Pacific Growth Equities, July 6, 2004

"While it would be convenient to blame this miss [Q2 2004] completely on the Oracle trial we think **it affirms our fundamental thesis that there are no synergies from the JD Edwards/ PeopleSoft merger**, and the core PeopleSoft product cycle has been played out."

- Jason Maynard, Merrill Lynch, July 7, 2004

"…our checks revealed **a) weakness in both JDEC/PSFT business, b) slow cross selling activity between JDEC and PSFT**, c) weakness in the manufacturing and retail verticals, d) lower new module attach rates with upgrades to PSFT 8, and e) challenges in Europe."

- Adam Holt, JP Morgan, July 7, 2004

"We have been and remain **skeptical about PSFT's ability to reap the top-line synergies and operating margin efficiencies from the JDEC merger**…"

"We have been concerned that **PSFT may have been pulling order forward into prior quarters** in order to meet elevated expectations and guidance."

- Charles Di Bona, Sanford Bernstein, July 7, 2004

ORACLE

PSFT Management Guidance 1-Jul-04 $0.95 $0.69 Current I/B/E/S Consensus 18-May-04 5-Apr-04 23-Feb-04 8-Jan-04

24-Nov-03 FactSet) shown daily from June 5, 2003 to July 12, 2004.

13-Oct-03

Compared to management guidance of $0.90 - 29-Aug-03

18-Jul-03

Since February 2004, 9 analysts have downgraded PeopleSoft’s stock Post Q2’s earnings preannouncement, EPS estimates have decreased over 20% for CY 2004 to $0.69 – 5-Jun-03

Which Has Resulted In Declining Analyst Confidence with PSFT y y $1.00 $0.95 $0.90 $0.85 $0.80 $0.75 $0.70 $0.65 $0.60 $0.55 $0.50 CY 2004 EPS estimate per First Call consensus (from

Estimate EPS Note:

PeopleSoft's Own Internal Comments on Its Future

"…we are **fundamentally investing less absolute dollars** on the initiatives we put forward than our competitors. Relative to these players they have 3 to 5 times our developer count (and probably in most other areas too). Yet we are trying to cover fundamentally the same footprint that they do. To overcome this, we had a boost from Momentum funds – we don't anymore and we're now on a subsistence diet. **We basically rob from Peter to pay Paul.**"

"**Our practice in the past has been to cherry-pick deals from each country and capture the low-hanging fruit** – I think this contrasts with SAP who makes sizeable investments in each country and then is in a position to systematically harvest future business from these countries."

- Rick Bergquist, Chief Technology Officer, PeopleSoft
Email dated February 24, 2003

"…everything is a trade off and this development work has come at the cost of **sub-par investment in many of our existing products (Benefits, Core HR...etc), much lower quality in design, development and release than I'm comfortable with**, and not nearly the level of investment that I'd like to see in key areas…"

- Doug Merritt, General Manager, HCM Products, PeopleSoft
Email dated June 12, 2002

ORACLE

PeopleSoft’s Own Internal Comments on Its Future

We in the

the extensive Press release dated July 7, 2004 the Rick Sherlund, Goldman Sachs Craig Conway, President & CEO, PeopleSoft - Research report dated July 9, 2004 -

“

.

PeopleSoft’s explanation – Although we have been able to meet or exceed our financial projections since Oracle launched their hostile tender offer more than a year ago, publicity of the antitrust trial during the last month of our quarter was impossible to completely overcome

Market’s understanding – There are many theories circulating in an effort to explain why we have “

Reality of the Marketplace y “ y “ witnessed so many preannouncements in the software sector this quarter. would characterize many of these explanations as sideshows, with main issue being a combination of a tougher spending environment US, which affects the weaker players the most, and ongoing industry consolidation.

Q U E S T I O N S A N S W E R S